Exhibit 12.1
Terra Industries Inc.
Ratio of earnings to fixed charges

	2002	2003	2004	2005	2006
Earnings
Income (loss) from continuing operations	(36,174)	(12,481)	67,596	22,087	4,213
Income tax expense (benefit)	(24,000)	(57,000)	(5,000)	14,217	9,247

Earnings before income tax	(60,174)	(69,481)	62,596	36,304	13,460

Add:
Minority Interest Expense (Income)	1,510	(8,617)	11,207	13,667	11,286
Equity Investee (Income) Loss	—	—	—	(21,415)	(17,013)
Fixed Charges	60,794	61,637	67,068	78,052	69,137
Distributed income of equity investees	—	—	—	46,375	35,875

	62,304	53,020	78,275	116,679	99,285

Subtract:
Preference Security and Preferred Dividends	1,846	1,153	9,101	18,741	13,961

TOTAL EARNINGS	284	(17,614)	131,770	134,242	98,784

Fixed charges
Interest expense	53,800	55,072	53,134	53,478	47,991
Preference Security Dividend (TNCLP)	1,846	1,153	8,072	13,607	8,861
Preferred dividends	—	—	1,029	5,134	5,100
1/3 Rent expense on operating leases	5,148	5,412	4,833	5,833	7,185

	60,794	61,637	67,068	78,052	69,137

Ratio of earnings to fixed charges	0.0	(0.3)	2.0	1.7	1.4

Dollar amount of excess (deficiency)	(60,510)	(79,251)	64,702	56,190	29,647

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS
(000’s)

	2002	2003	2004	2005	2006
EARNINGS
Net income (loss) from continuing operations	$(36,174)	$(12,481)	$67,596	$22,087	$4,213
Income tax expense (benefit)	(24,000)	(57,000)	(5,000)	14,217	9,247

Earnings (loss) before income taxes	(60,174)	(69,481)	62,596	36,304	13,460

Minority interest expense (income) in consolidated subsidiaries	1,510	(8,617)	11,207	13,667	11,286
Income (loss) of equity investments	—	—	—	(21,415)	(17,013)
Fixed charges	60,794	61,637	67,068	78,052	69,137
Distributed income of equity investees	—	—	—	46,375	35,875
Less: preferred dividends	—	—	(1,029)	(5,134)	(5,100)
Less: preference security dividends of Terra Nitrogen Company, L.P.	(1,846)	(1,153)	(8,072)	(13,607)	(8,861)

TOTAL EARNINGS (LOSS)	$284	$(17,614)	$131,770	$134,242	$98,784

FIXED CHARGES
Interest expense	$53,800	$55,072	$53,134	$53,478	$47,991
One-third of rentals on operating leases	5,148	5,412	4,833	5,833	7,185
Preferred dividends	—	—	1,029	5,134	5,100
Preference security dividends of Terra Nitrogen Company, L.P.	1,846	1,153	8,072	13,607	8,861

TOTAL FIXED CHARGES	$60,794	$61,637	$67,068	$78,052	$69,137

EARNINGS EXCESS (DEFICIENCY) TO COVER FIXED CHARGES	$(60,510)	$(79,251)	$64,702	$56,190	$29,647

RATIO OF EARNINGS TOFIXED CHARGES AND PREFERRED DIVIDENDS	0.0	(0.3)	2.0	1.7	1.4